Exhibit 99.1

PREFERRED RESTAURANT BRANDS TO REBRAND ITS FORMER CAPRIOTTI’S SANDWICH SHOP LOCATIONS

➢	7 stores to become PRBI proprietary brand “AMERICA’S BEST”

➢	Enhanced Store Level Profitability

➢	3 Week Transition for Rebranding and Store Conversion

LAS VEGAS, September 16, 2015 /PRNewswire/ -- Preferred Restaurant Brands Inc (OTCQB: PRBI; the "Company"), announces the rebranding of its seven former Capriotti’s Sandwich Shop locations.

A Mutual Termination Agreement was executed effective Sept 24, 2015, between the Company and Capriotti’s Sandwich Shop Inc concerning the 9-store portfolio.  Under the Agreement, two of the Company’s former Capriotti’s locations, located in Mission Valley San Diego and North Las Vegas, were sold to the Franchisor.  The Company’s remaining 7 current locations will be rebranded to the Company’s proprietary brand “AMERICA’S BEST” (Deli and Sandwich Company).  Three of the seven current locations are in the DFW area with the other four current locations in Southern California … including Newport Beach, Irvine Marketplace, Tustin and Fountain Valley.  You can find us at www.yoursandwichshop.com (website currently under construction).

The theme will be menu items named after American cities customers can relate to … such as “THE PHILADELPHIA” for our Philly Cheese Steak, “THE NEW YORK” for our signature Pastrami, “THE MEMPHIS” for our BBQ sandwich, and so on.

"We are very excited about the AMERICA’S BEST brand and theme … and believe we will have a concept and food experience that our guests will absolutely love … and will leave them wanting to revisit us over and over with their friends, family and colleagues” said Ken Antos, Chairman & CEO of PRBI.

Rebranding of our restaurant locations will result in enhanced store level profitability with several profit upsides … including but not limited to …

➢	Elimination of Franchisor Royalties
➢	Streamlined and competitive product procurement (lower COGS)
➢	Higher margin flow-thru due to expanded day part menus and price optimization
➢	Sandwich size options linked to customer segments and preferences

The rebranding and store conversion to AMERICA’S BEST should be completed within 3-4 weeks from Agreement date, allowing for menu training, point of sale rebranding and other associated required modifications.

Headquartered in Las Vegas NV, Preferred Restaurant Brands is a multi-brand, multi-unit restaurant development and operating company … and currently operates:

➢
6 Papa John's Pizza franchised locations in the Fresno / Sacramento corridor. Also, the company has an additional 6 Papa John’s in various stages of buildout and lease which the company expects to open in the next 4 to 6 months.  In addition, 9 leases have been executed which after completion will bring our total Papa John’s locations to 21.  Papa John’s Pizza is the #1 Recognized Pizza Brand of the avid NFL fan.  PRBI thru its Master Development Agreement with Papa John's International has exclusive rights to buildout over 25 locations by the end of 2017 in the Fresno / Sacramento areas.

➢	7 AMERICA’S BEST locations which will be as a result of the store rebranding to PRBI proprietary brand as mentioned.

➢	ELEMENTS Fine Casual Dining & Cocktails – Las Vegas

➢
SOCIAL Bistro & Wine Bar in Tivoli Village – Las Vegas.  Tivoli Village is a high-end retail and dining destination located in one of the most affluent sections of Southern Nevada, near the master planned community of Summerlin...and is currently in Phase 2 development.

In addition, the Company has other restaurant concepts in various stages of development.

For information contact:
Lance Garrick
Senior VP Corporate Controller
Preferred Restaurant Brands Inc
investorrelations@prbmail.com
702 834-7101
www.socialbistrowinebar.com
www.elementscasualdining.com
www.yoursandwichshop.com